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                                                                  EXHIBIT 10.13

IBM Customer Agreement
Statement of Work for Custom Solution
-------------------------------------

1     Description

We provide to you enhanced IBM Workgroup Services (Version 2.1) as an IBM Global Services Service (called a . Custom Solution.). Except as modified or supplemented by this Statement of Work for Custom Solution (.Statement of Work.), the IBM Workgroup Services (Version 2.1) are provided subject to the applicable terms of the IBM Global, Services Managed Messaging and Collaborative Services Service Description and Fee Schedule, which are subject to change.

In addition to other Lotus Notes and Lotus Domino applications and databases resident on our facilities, the Custom Solution will provide and or support your following specific requirements: Surety Digital Notary Service; AntiVirus; Server Failover; Site Failover; and Streamlined Registration.

1.1  Surety Digital Notary Service

The Custom Solution will support the Surety Digital Notary Service which secures your applications resident on our facilities. You shall obtain necessary software license(s) and provide to us documentation specifying procedures for the implementation, configuration and support of the Surety Digital Notary Service.

--------------------------------------------------------------------------------

Each of us agrees that the complete agreement between us about this transaction consists of: 1) this Statement of Work; 2) the IBM International Customer Agreement and its Attachment for IBM Global Services' Network Services (or any equivalent document signed by both of us); and 3) any applicable Transaction Documents. This agreement supersedes and replaces the Advantis Application Provider Agreement dated July 7, 1997

Agreed to:                     Agreed to:
IntraLinks, Inc.               International Business Machines

By:                            By:
   --------------------------      ---------------------------
       Authorized Signature           Authorized Signature

Name (type or print)                    Name (type or print)

Date: 2/19/99                           Date: 2-25-99

Enterprise Number: 5253837              Customer Agreement Number: ADV7179D

Customer Number:   5253837              Custom Solution Number:

Enterprise Address: 1372 Broadway
                    Floor 12A
                    New York, NY 10018

After signing, please return a copy of this Statement of Work to the following address:

                IBM Global Services
                3405 W. Dr. M. L. King Jr. Blvd.
                Tampa, FL 33607
                Attention: Order Fulfillment Services

January 14, 1999                                            Page 1 of 7
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We shall provide a firewalled server environment for hosting the Surety Server and IntraLinks unrestricted Lotus Notes Agents. We shall provide boarding of the Surety Server and review and qualify all your unrestricted Lotus Notes Agents.

The security of the Surety Server is solely your responsibility. You shall notify us if the Surety Server is down or performance degraded. You shall immediately notify us when new versions of the Surety server are implemented and obtain necessary software licenses. You shall submit all Lotus Notes unrestricted agents to us for review.

1.2 AntiVirus

We shall provide Symantec Norton antivirus ("AntiVirus") software on all IBM servers dedicated to IntraLinks. The AntiVirus software will detect known viruses at the operating system level, in Lotus Notes documents, emails and attachments, and will attempt to cleanse the infected file. If an infected file is found, an alert message will be sent to the IntraLinks Notes Administrator, the sender of the infected file, and the recipient of the infected file. Files that cannot be cleaned of viruses will be quarantined in a NAVLOG.NSF database. Files older than 30 days will be purged from the database. IBM shall update new virus patches as they become available from Symantec.

The IntraLinks Notes Administrator shall monitor for quarantined virus files and either release, correct or delete the quarantined documents from the NAVLOG.NSF.

1.3 Server Failover

For the provided server environment, we shall cluster servers to enhance server availability. The clustered servers will set up for real-time replication and configured as set forth in Exhibit "A" hereto.

You shall create replicas of IntraLinks Lotus Notes applications on all Schaumburg/Portsmouth, UK, servers within a cluster. You shall set up all database replication stubs and schedules between clustered servers on the Schaumburg site and between clustered servers on the Portsmouth site.

1.4 Site Failover

In the event that a server from the provided environment fails to perform, we shall attempt to re-start the primary server. If we determine that the primary server cannot be brought back up and stabilized in the appropriate length of time, then we will initiate manual failover procedures. After re-boot, the failover server will be in the state represented by the last replication and backup of Lotus Notes of the failed primary server.

We shall provide an off-site location in Portsmouth, UK, for failover server(s) in the event of a disaster at our primary facility in Schaumburg, Illinois. We shall notify your administrator if the Schaumburg site fails and coordinate changing IntraLinks domains over to the off-site location. You shall set up all database replication stubs and schedules between Schaumburg and Portsmouth. You shall board and test your application(s) on the Portsmouth servers.

When we notify you of Schaumburg site failover, you shall notify all Lotus Notes Client users to connect to the Portsmouth site.

January 14, 1999                                            Page 2 of 7
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1.5 Batch Registration

We will support the Batch Registration Interface utility that you run over the provided server environment. This utility is to be used for registering users/endpoints in a batch mode, and not to edit or delete endpoints.

1.6 Term

This Statement of Work shall take effect on January 1, 1999 (.Start Date.) and end on December 31, 2001 (.Term.).

2. Our Responsibilities

We shall:

1. provide the Custom Solution as described in this Statement of Work;

2. provide to your Administrator Level 2 Help Desk support for the Custom Solution.

3. Your Additional Responsibilities

You shall:

1. place an order for this Custom Solution;

2. order and install the Managed Data Network Services leased line connections and IP remote access, TCP/IP communications feature, or X.PC (X.25 protocol) connections necessary for the Custom Solution;

3. provide first level support to users of the Custom Solution;

4. identify to us in writing the names of your administrator and authorized end users, certified by your administrator, who may use the facilities under this Custom Solution;

5. pay the charges set forth in Section 4, below;

6. complete the migration to IBM Workgroup Services Version 2.1 to Version 1.2 by no later than the Start Date.


4. Charges

For this Custom Solution you shall incur:

1. a one-time charge of $50,000.00 for this Custom Solution. This charge is not proratable and is not eligible for allowances and discounts. This charge is not applicable towards the attainment of a volume commitment (if any).

2. a monthly charge of $100,000.00 for this Custom Solution after March 1, 1999 and until we enable auto-fail over and install Local Directors and Distributed Directors. From the Start Date through February 28, 1999, you will incur the following monthly charges:

    a. January, 1999               $60,000
    b. February, 1999              $90,000

These charges are not proratable and are not eligible for allowances and discounts. These charges are not applicable towards the attainment of a volume commitment (if any).

January 14, 1999                                            Page 3 of 7
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3.  a monthly charge of $2.00 for each client endpoint. This charge is proratable and is not eligible for allowances and discounts. This charge is not applicable towards the attainment of a volume commitment (if any).

Should additional servers be required for this Custom Solution, you will incur a charge of $5,000.00 per installed server. Additional servers will not be installed until a Change Authorization to this Statement of Work is signed by both of us.

You are responsible for paying all surcharges and fees imposed by any government, including those that are passed through to us by our vendors, for services we provide you (e.g. Universal Service Fund fees, presubscribed interexchange carrier charges, and similar fees).

All other charges are as we specify in the applicable IBM Global Services' Fee Schedules and Service Descriptions.

5. Generally Available Service

If we make this Custom Solution or a similar Service generally available, we may terminate this Statement of Work as described below. You may select the generally available Service as indicated in the applicable IBM Global Services Service Descriptions.

6. Changes and Termination

You may terminate this Statement of Work effective at the end of any month upon one month's written notice to us.

We may modify or terminate this Statement of Work upon three months' written notice to you.

7. IBM's Year 2000 Responsibilities

IBM Global Services uses many different components to provide IBM Services to you. Hardware, software and services furnished by IBM and third parties (including you) all play important roles. For example, most IBM Services depend upon products and services provided by telecommunication carriers.

Each IBM Service depends upon the proper interaction of these components. This means that even though IBM performs significant Year 2000 readiness tests on IBM Services, the nearly unlimited combinations of IBM and third party components, functions and entry and exit points make it impractical to test every aspect of IBM Services.

At this time, the IBM Services described in this Statement of Work are not Year 2000 ready. IBM Global Services has developed and is executing a Year 2000 transition plan. Upon completion of that plan and the conclusion of Year 2000 readiness testing, IBM will identify in writing those IBM Services which are Year 2000 ready. IBM's goal is to complete the Year 2000 transition plan and testing for generally available IBM Services by March 31, 1999. Subject to the qualifications below, for each IBM Service identified as Year 2000 ready we mean that the Service, when used in accordance with its associated documentation, is capable of correctly transmitting, processing, providing and/or receiving date data within and between the twentieth and twenty-first centuries, provided that all products (for example, hardware, software and firmware), services and

January 14, 1999                                            Page 4 of 7
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customer applications used with or using the Service properly exchange accurate date data with it.

Even where IBM identifies a Service as Year 2000 ready, because of all the possible combinations and interdependencies of components, IBM does not represent, warrant or guarantee uninterrupted or error free operation of the Service. IBM is not responsible for the Year 2000 readiness of those portions of IBM Services that utilize third party telecommunications. IBM is not responsible for the Year 2000 readiness of data, applications, products or services provided by you.

In the event IBM fails to perform its Year 2000 readiness responsibilities for a Service identified as Year 2000 ready, IBM will use commercially reasonable efforts to repair or replace the affected portion of the Service. If IBM is unable to do so within 30 days, your sole and exclusive remedy will be: 1) to receive a refund for the affected Service for the period during which the Service failed to perform in accordance with the Year 2000 ready definition; and
2) to terminate that portion of the Service that continues to fail to perform in accordance with the Year 2000 ready definition, without incurring any fees or charges due to early termination.

Commencing on April 1, 1999, you may terminate any IBM Service you obtain under this Statement of Work that is not identified in writing to you as Year 2000 ready, without incurring any fees or charges for early termination. The foregoing does not affect any other termination rights you may have under your agreement with IBM.

IBM's commitments to you, including Service Levels, presume that the IBM Services being provided are Year 2000 ready. If the IBM Services described in this Statement of Work are not identified as Year 2000 ready in writing, IBM shall not be responsible for any failure to perform its obligations (including meeting Service Levels) that results from a Service not being Year 2000 ready.












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                                  EXHIBIT "A"
                                  -----------

1. Domino Server Environment

We will provide four (4) Domino servers in the primary U.S. site and coordinate with the Local Service Provider the provision of three (3) Domino servers in the primary Portsmouth site. The servers will be configured as follows:

A. General characteristics :
   ------------------------

1. All servers will be located on the "Open-Side" of IBM's Service Delivery Centers. This will allow access from the Internet using a Browser via HTTP or HTTPS, Notes Client, or Domino Server.

2.  All servers will be part of a single Notes domain called "IntraLinks",

3. All servers will be backed up according to standard IBM policies and procedures.

4. All servers will be monitored according to standard IBM policies and procedures.

5.  All North American servers will be setup with North American Notes ID's.

6.  All International servers will be setup with International Notes ID's.

7. All servers will run the Surety Digital Notary Service software as described in Section 1.1.

8.  All servers will run AntiVirus software as described in Section 1.2.

9.  All servers will be setup with an SSL certificate provided by IntraLinks.

Scalability is the responsibility of IntraLinks. If service performance degrades, IntraLinks can opt for more resources, e.g., memory, second processor or another service server. The customer will provide detailed requirements on how additional servers will be enabled into their environment.

11. Primary US Site

A. Server 1 (currently named - IntraServerUS1).

This server will be the primary production server for IntraLinks. It is contained in a cluster with Server 2. In the event of a failure from the Primary EMEA site, this server will receive all requests previously destined for Server 5 or 6.

B. Server 2 (currently named - IntraServerUS1b).

This server will be used as a secondary server in the event it is determined that Server 1 is down or is under a heavy load. It is contained in a cluster with Server

C. Server 3 (currently named - IntraAdminUS1).

This server will be used for all IBM administrative functions affecting all IntraLinks such as: End User Registration (CNAMES) and Change Requests (ARD). All requests made through CNAMES will effect changes on all IntraLinks server. ARD requests will effect changes only in the site the request was made.

D. Server 4 (currently named - IntraMKTGUS1).

This server will function as a generic marketing and test server. It is not part of any cluster.

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Ill. Primary Portsmouth Site

A. Server 5 (suggested name - IntraServer________).

This server will function as the primary production server for all non-North American users. It will be part of a cluster with Server 6.

B: Server 6 (suggested name - IntraServer________).

This server will be used as a secondary server in the event it is determined that Server 5 is down or is under a heavy load. It is contained in a cluster with Server 5.

C. Server 7 (suggested name - IntraServer________).

January 14, 1999                                            Page 7 of 7